CUSIP No. 1588 28 10 3           Schedule 13D
                                   ----------------------           ------------
                                                                 Amendment No. 1
                                                                       Exhibit 1








                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ____________)

                             CHANCELLOR CORPORATION
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                   1588 28 103
                                 (CUSIP Number )

Brian M. Adley, Chairman of Vestex Corporation, 12 Waltham Street, Lexington, MA 02173 (617) 861-0777 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Vestex Corporation, 12 Waltham Street, Lexington, MA 02173 (617) 861-0777 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                  July 25, 1995
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

Check the following box if a fee is being paid with the statement . (A fee is not required only if the reporting persons (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See rule 13(d)-1(a) for other parties to whom copies are to be sent.

"The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior coverage page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Exhibit 1- Page 1





Item 1. Security and Issuer.

        (a)  The  name of the  subject  company  is  Chancellor  Corporation,  a
Massachusetts  corporation  (the  "Company").   The  address  of  its  principal
executive offices is 745 Atlantic Avenue, Boston, Massachusetts 02111.

        (b) The class of securities to which this statement relates is the Common Stock, $.01 par value per share, of the Company.

Item 2. Identity and Background.
        (a)-(c) The name and address of the person who is filing this statement (the "Reporting Person"), together with his title with the Company (which employment constitutes his principal occupation) are as follows:

Name                              Address                   Title
- ----                              -------                   -----

Brian M. Adley           c/o Vestex Corporation
                              12 Waltham Street
                            Lexington, MA 02173

        (d)-(e) The Reporting Person, during the last five years, has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor was he a party to a civil proceeding of a judicial or administration body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        (f)     The Reporting Person is a U.S. citizen.

Item 3. Source and Amount of Funds or Other Consideration.

        For a total of 1,600,000 shares owned outright by Vestex Corporation, Vestex Corporation paid a total of $475,000 in cash. Such amounts came from corporate funds. If and when Brian M. Adley exercises outstanding stock options, he would expect to use personal funds.

Item 4. Purpose of Transaction.

        Vestex Corporation's transaction was for investment pending making a larger, controlling investment as described herein. With respect to Brian M. Adley's stock options, the company has awarded stock options to Mr. Adley in his capacity as a Director of the Company. Pursuant to its 1994 Directors Stock Option Plan.

        As heretofore reported by the Company, Vestex Corporation has subscribed to purchase from the Company 5,000,000 shares of Series A Convertible Preferred Stock for $2,500,000 in December 1995, following which purchase Vestex Corporation will hold a majority of the Company's outstanding shares. The voting of such shares, together with those beneficially owned by the Reporting Person, will thereafter be governed ;by a new voting agreement whose terms are summarized in Item 6. Among other things, for a period of approximately five years thereafter Vestex Corporation will be entitled to designate only a majority of the Company's directors and the two incumbent outside directors and Stephen G. Morison (or their designated successors) will be entitled to serve on the Board with certain powers of veto, described in Item 6 below, for the first two years of such period. Prior to the issuance of such preferred stock, the Company's Articles of Organization will be amended to provide that (i) the Company may at any time following the second anniversary of the issuance of such preferred stock, redeem all or any part of the preferred stock, by paying the holder, in cash, all accrued but unpaid dividends thereon and converting the preferred stock to be redeemed into common stock and (ii) special payments upon conversion thereof as set forth in Section C(3)(1) of the Company's Articles of Organization, as amended, may be payable, in the sole discretion of the Minority Directors (as that term is defined in Item 6), at any time following the second



                               Exhibit 1- Page 2





anniversary of the issuance of such stock, in common stock of the Company, at a conversion rate equal to the common stock's fair market value (determined on the basis of average bid and asked prices over a specified period) divided by two. Except as described above, the Reporting Person has no plans at present relating to (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the company, (b) an extraordinary corporation transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (c) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (d) any change in the present board of directors or management of the Company, including any plans or proposals to change ;the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of the Company, (f) any other material change in the Company's business or corporate structure, (g) any changes in the Company's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person, (h) causing any class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an interdealer quotation system of a registered national securities association, (i) any class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or (j) any action similar to any of those enumerated above.

Item 5. Interests in Securities of the Issuer.

   (a)     Vestex Corporation beneficially owns the following numbers of shares:

Number                            Nature of                          Percentage
of Shares                    Beneficial Ownership                     Class (1)
- ---------                    --------------------                     ---------

1,600,000                       Owned outright                           31.2%

   Brian M. Adley beneficially owns the following number of shares:

Number                            Nature of                          Percentage
of Shares                    Beneficial Ownership                     Class (1)
- ---------                    --------------------                     ---------

37,500                     Stock options exercisable                      .05%
                           within 60 days hereafter

1,600,000                  Shares over which the                         31.2%
                           Reporting Person has
                           voting power

- -------------------                                                ------------
1,637,000                                                                31.7%

- ---------------

        (1) the number of shares outstanding is deemed to include shares which the Reporting Person can acquire by exercise of stock options.

        (b) Vestex corporation has sole power to vote and to dispose of 1,600,000 shares set forth opposite its name. At August 7, 1995, Vestex Corporation has the power to vote a total of 1,600,000 of the Company's outstanding shares (31.2).

        (c) Vestex Corporation has effected the following transactions in the Company's Common Stock during the past 60 days:



                               Exhibit 1- Page 3





        (i)     On July 25, 1995, Vestex Corporation acquired 1,600,000 shares.

        Brian M. Adley has effected the following transactions in the Company's Common Stock during the past 60 days:

        (i) On July 26, 1995, the Company awarded Brian M. Adley 375,000 shares of stock under its 1994 Directors Stock Award Plan.

        (ii) On July 25, 1995 Vestex corporation acquired 1,600,000 shares. Brian M. Adley has voting power over such shares.

        (d) The Reporting Person doe not know of any other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds of sale of, any shares referred to above.

        (e)     Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

        In connection with the stock purchase and sale described above, the Company, Stephen G. Morison and the Company's employees have entered into (or, in the case of certain of such employees, will enter into as a condition to receiving shares of Common Stock) an Interim Voting Agreement dated as of July 25, 1995 (the "Interim Voting Agreement"). Pursuant to the Interim Voting Agreement, for so long as Mr. Morison is an officer or director of the Company and until the closing of the preferred stock purchase described in Item 4 above, the employees have agreed (a) to vote the subject Shares for the election of four directors, three of whom shall be continuing directors (currently, Bruce M. Dayton, Thomas W. Killilea and Mr. Morison) or their designees (hereinafter, "Minority Directors") and one of whom shall be designated by Vestex Corporation (initially, Brian M. Adley) and (b) in other matters, to vote the subject shares as directed by mr. Morison. Vestex Corporation has agreed that, in the event that it defaults in its obligation to purchase the Preferred Stock, Mr. Morison will assume voting control over Vestex corporation's common stock. Because a majority of the Company's outstanding shares are subject to the Interim Voting Agreement, all directors will be elected in accordance with the terms of such agreement for so long as it is in effect.

        Following its purchase of preferred stock, Vestex Corporation will hold sufficient capital stock of the Company to be able to cast 65.1% of all votes that may be cast by all stockholders. This voting power will ordinarily be sufficient to elect the entire Board of Directors and to approve all matters requiring stockholder approval. For a period of five years following the preferred stock purchase, however, another voting agreement (the "Long-Term Voting Agreement") will be in effect, providing for the election of a board of Directors, a majority of whom will be nominated by Vestex Corporation and one less than a majority of whom will be Minority Directors subject to election by the stockholders other than Vestex ("Minority Stockholders"). The Long-Term Voting Agreement will also require that, for a period of two years following the preferred stock closing, certain issuances of stock, mergers, charter and by-law amendments and other transactions, in which Vestex Corporation has an interest which conflicts with or is distinct from that of the Company, will be subject to approval by the Minority Directors or the Minority Stockholders ("Minority Approval").

        Minority Directors. Stephen G. Morison, Bruce M. Dayton and Thomas W. Killilea will be the three initial Minority Directors. Mr. Morison will be subject to re-election in 1995 and Messrs. Dayton and Killilea in 1996. The Long-Term Voting Agreement provides that, at all elections of directors prior to the Annual Meeting of Stockholders held in the year 2000, the company will nominate each of the initial Minority Directors for re-election or, if any such Minority Director does not choose to stand for re-election, a nominee designated by a majority of the Minority Directors then in office. Vestex Corporation has agreed to vote all of its outstanding stock in favor of such nominees if they are unopposed. If any such nominee is opposed, Vestex Corporation will vote all of its outstanding stock in favor of the candidate who receives a plurality of the votes cast by the Minority




                               Exhibit 1- Page 4






Stockholders. Vacancies which occur among the Minority Directors will be filled as designated by the remaining Minority Directors.

        Minority Approval. For a period of two years following the issuance of the Preferred Stock, the following types of transactions will be subject to approval by either a majority of the Minority Directors then in office or the holders of a majority of the shares of Common Stock held by Minority
Stockholders: (i) any issuance or transfer by the Company of any stock or other securities of the Company to Vestex corporation (other than the issuance of Common Stock pursuant to the conversion of Series A Preferred Stock), (ii) any merger, consolidation or sale of assets involving the Company and Vestex corporation, (iii) any action taken by the company which results in a going private transaction subject to Rule 13e-3 under the Securities Exchange Act of 1934, or (iv) the payment to Vestex Corporation of any fee or other similar type of benefit (other than as contemplated in the Recapitalization Agreement, as amended by the Amendment). Vestex Corporation has agreed not to attempt to commence or effect any of such transactions without first obtaining the necessary approval. The foregoing does not apply to any transaction in which Vestex corporation does not have a conflict of interest, such as the issuance of securities to an unrelated purchaser (notwithstanding that Vestex corporation would be entitled to receive a fee in connection with such transaction).

Item 7. Material to be Filed as Exhibits.

        The following documents are hereby filed as Exhibits to this statement:

Exhibit                  Description
- -------                  -----------

1.                       Amendment No. 3 to Recapitalization and Stock Purchase Agreement dated as of July 14,
                         1995 among the Registrant, Bruncor, Inc. and Vestex Corporation.

2.                       Interim Voting Agreement dated as of July 25 among the Registrant, Vestex Corporation,
                         Stephen G. Morison and the Company's other Employees.

3.                       Form of Voting Agreement among the Registrant, Vestex Corporation, Steven G. Morison,
                         Bruce M. Dayton and Thomas W. Killilea.


                                    Signature

        After reasonable inquiry and to the best of my knowledge and behalf, I certify that the information set forth in this statement is true, complete and correct.



Date:  August 7, 1995                                             Brian M. Adley
                                                            --------------------


                                                                  Brian M. Adley
                                                            --------------------
                                                                    Print Name



                               Exhibit 1- Page 5







Exhibit 2 to Exhibit 1


                             SCHEDULE 13D AGREEMENT

        Pursuant to Rule 13d-1(f)(1)(ii) of the Securities and Exchange Commission, the undersigned hereby agree to file a statement on Schedule 13D on behalf of each of them with respect to their interest in the common stock, $.01 par value, of Chancellor Corporation, a Massachusetts corporation.

        EXECUTED as of this 7th day of August, 1995.



                                                            Brian M. Adley
                                                            --------------------
                                                                  Brian M. Adley



                                                        Brian M. Adley, Chairman
                                                        ------------------------
                                                           Vestex Corporation





                               Exhibit 1- Page 6